Exhibit 99.9

FOR IMMEDIATE RELEASE		October 27, 2006
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST REPORTS LOWER ON-GOING EARNINGS
FOR 2006 THIRD QUARTER
PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income for the quarter ended September 30, 2006, of $184.2 million, or $1.84 per diluted share of common stock. This result reflects a decline from on-going earnings of $186.4 million, or $1.89 per diluted share, for the same period in 2005.
Third-quarter 2005 on-going results exclude several non-recurring items, the largest of which was a regulatory disallowance of $87 million, or $0.88 per share, recorded in that prior-year quarter. On-going earnings for the 2005 third quarter also exclude $4.3 million, or $0.04 per share, of income from discontinued operations related to the sales of the Company’s interests in NAC International and the Silverhawk Power Station. Reported consolidated net income was $103.7 million, or $1.05 per diluted share, for the third quarter of 2005.
“Customer price increases granted by the Arizona Corporation Commission earlier this year have had no impact on 2006 earnings” said Chairman Bill Post. “These fuel related price increases decreased customer fuel cost liabilities and stabilized our declining cash flow.”
The quarter-to-quarter comparison was negatively impacted by higher fuel costs; lower results from the Company’s wholesale power marketing and real estate operations; and milder weather. These items were substantially offset by higher fuel cost deferrals and increased retail sales at Arizona Public Service (APS) due to customer growth of 4.4 percent.
In addition, APS reported net income for the third quarter of 2006 of $168.6 million, compared with on-going earnings of $148.1 million for the same period a year ago. Third quarter 2005 on-going results exclude the previously mentioned $87 million regulatory disallowance. APS reported net income of $61.1 million for the third quarter of 2005. SunCor Development Co., Pinnacle West’s real estate subsidiary, reported net income of $17.5 million, compared with $21.4 million in the 2005 third quarter.
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.

PINNACLE WEST 2006 THIRD QUARTER EARNINGS	OCTOBER 27, 2006 Page 2 of 2
Conference Call
 Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2006 third quarter earnings and recent developments at 12 noon (ET) today, October 27. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter reservation number 9001144. A replay of the call also will be available until 11:55 p.m. (ET), Friday, November 3, 2006, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and the same reservation number.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION — NET INCOME
(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended		Three Months Ended
	September 30, 2006		September 30, 2005
	$ in	Diluted	$ in	Diluted
	Millions	EPS	Millions	EPS
Net Income	$184.2	$1.84	$103.7	$1.05
Adjustments:
Regulatory disallowance	—	—	87.0	0.88
Income from discontinued operations — Silverhawk Power Station operations	—	—	(0.6)	—
Income from discontinued operations — NAC International	—	—	(3.7)	(0.04)

On-going Earnings	$184.2	$1.84	$186.4	$1.89

ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP FINANCIAL MEASURE RECONCILIATION — NET INCOME
(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended	Three Months Ended
	September 30, 2006	September 30, 2005
	$ in Millions	$ in Millions
Net Income	$168.6	$61.1
Adjustments:
Regulatory disallowance	—	87.0
On-going Earnings	$168.6	$148.1

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2006	2005	2006	2005
Operating Revenues
Regulated electricity segment	$886,979	$753,428	$2,065,823	$1,749,110
Marketing and trading segment	84,425	107,031	259,352	267,460
Real estate segment	97,871	78,755	318,328	232,950
Other revenues	7,167	16,369	28,173	46,763

Total	1,076,442	955,583	2,671,676	2,296,283

Operating Expenses
Regulated electricity segment fuel and purchased power	314,150	203,519	735,489	442,532
Marketing and trading segment fuel and purchased power	80,906	86,945	227,797	215,347
Operations and maintenance	164,396	158,940	511,155	467,121
Real estate segment operations	78,853	67,508	248,595	190,555
Depreciation and amortization	90,390	85,763	267,308	262,030
Taxes other than income taxes	31,697	34,325	99,970	103,528
Other expenses	5,610	13,521	22,562	39,451
Regulatory disallowance	—	143,217	—	143,217

Total	766,002	793,738	2,112,876	1,863,781

Operating Income	310,440	161,845	558,800	432,502

Other
Allowance for equity funds used during construction	3,178	2,852	10,612	8,407
Other income	18,055	8,694	34,448	18,019
Other expense	(3,693)	(4,915)	(12,953)	(12,985)

Total	17,540	6,631	32,107	13,441

Interest Expense
Interest charges	50,577	46,778	143,985	142,820
Capitalized interest	(5,612)	(3,301)	(14,595)	(10,134)

Total	44,965	43,477	129,390	132,686

Income From Continuing Operations Before Income Taxes	283,015	124,999	461,517	313,257

Income Taxes	98,836	40,305	154,900	113,863

Income From Continuing Operations	184,179	84,694	306,617	199,394

Income (Loss) From Discontinued Operations
Net of Income Taxes	(12)	19,043	2,159	(44,474)

Net Income	$184,167	$103,737	$308,776	$154,920

Weighted-Average Common Shares Outstanding — Basic	99,491	98,697	99,277	95,642

Weighted-Average Common Shares Outstanding — Diluted	99,973	98,816	99,723	95,755

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$1.85	$0.86	$3.09	$2.08
Net income — basic	$1.85	$1.05	$3.11	$1.62
Income from continuing operations — diluted	$1.84	$0.86	$3.07	$2.08
Net income — diluted	$1.84	$1.05	$3.10	$1.62
Certain prior-year amounts have been reclassified to conform to the 2006 presentation.